UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   June 26, 2006

GENERAL MILLS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1185	41-0274440
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Number One General Mills Boulevard Minneapolis, Minnesota (Mail: P.O. Box 1113)	55426 (Mail: 55440)
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 764-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Fiscal 2007 Performance Awards

On June 26, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of General Mills, Inc. (the “Company”) approved fiscal 2007 corporate performance measures, and individual performance measures for the Company’s chief executive officer, under the Company’s Executive Incentive Plan (the “EIP”). The EIP provides Company executives with an annual opportunity to earn incentive awards of cash and restricted stock based on corporate, business unit and individual performance.

Awards under the EIP are determined by multiplying an executive’s base salary by a base incentive rate (a percentage of salary that increases with the level of responsibility), his or her individual performance rating and the corporate performance rating. For executives in operating units, the corporate rating is weighed with a business unit rating.

The corporate performance rating for fiscal 2007 will be based equally on the following four financial performance measures: operating profit; earnings-per-share; net sales; and return-on-capital. The Committee may also consider the Company’s relative organizational and cultural progress in determining the corporate performance rating.

Business unit ratings for fiscal 2007 will be based on financial performance measures, such as profit and revenue growth.

Individual performance ratings for fiscal 2007 will be based on achievement of specific objectives, such as financial and operating results, completion of major projects, the quality of business plans and strategies, and progress in organizational and management development and diversity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 27, 2006

GENERAL MILLS, INC.
By:	/s/ Siri S. Marshall
Name: Siri S. Marshall Title: Senior Vice President, General Counsel & Secretary